Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-123821 on Form S-3 of our report dated March 30, 2005, relating to the financial statements and financial statement schedule of Smith Micro Software, Inc. appearing in the Annual Report on Form 10-K/A (Amendment No. 2) of Smith Micro Software, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte and Touche LLP

Costa Mesa, California
June 6, 2005